Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:  Paul K. Kelly
               (203) 226-6288

CHINA HOLDINGS ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING

     Westport, Connecticut , November 28, 2007 – China Holdings Acquisition Corp. (AMEX: HOL.U) (the “Company”) announced today that it consummated its initial public offering of 12,000,000 units on November 21, 2007. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $120,000,000. In addition, the Company consummated a private placement of 2,750,000 warrants at $1.00 per warrant to its founding stockholders. The initial public offering and the private placement generated aggregate gross proceeds of $122,750,000. Citi acted as the sole book running manager and Lazard Capital Markets and Chardan Capital Markets, LLC acted as co-managers.

     Of the proceeds received from the consummation of the initial public offering and the private placement of warrants, $117,570,000 (or approximately $9.80 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of November 21, 2007 reflecting receipt of the proceeds of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

     China Holdings Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, or acquiring control of, through a merger, stock exchange, asset acquisition, reorganization or other similar business combination, or contractual arrangements, an unidentified operating business having its primary operations in Asia.

     Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; Fax: 718-765-6734).

     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.